Exhibit 5

3005 Highland Parkway Downers Grove, IL 60515
Phone: (630) 541-1540 Fax: (630) 743-2670

April 25, 2012

Dover Corporation

3005 Highland Parkway

Downers Grove, Illinois 60515

Re:	Registration of 1,604,952 shares of

common stock, par value $1.00 per share,

of Dover Corporation

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of Dover Corporation, a Delaware corporation (the “Company”), and, as such, am generally familiar with its affairs, records, documents and obligations. I am rendering my opinion in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-3 (the “Registration Statement”) relating to the registration by the Company of 1,604,952 shares of the common stock, par value $1.00 per share, of the Company (the “Shares”) for sale by certain stockholders of the Company named or to be named in the Prospectus referred to below or in a supplement to such Prospectus.

I have been provided with a prospectus (the “Prospectus”) which is part of the Registration Statement. I have examined the Registration Statement, the Prospectus, the Agreement and Plan of Merger, dated as of February 22, 2012 by and among Production Control Services Holdings, Inc., a Delaware corporation (“PCS”), the Company, Dover Energy, Inc., a Delaware corporation, Dover PCS Acquisition Co., a Delaware corporation, Dover PCS Holding LLC, a Delaware limited liability company, and Devonshire Equity Partners II Fund A Limited Partnership, a Bermuda limited partnership, solely in its capacity as representative of PCS’s stockholders and holders of options to purchase PCS stock, and the originals or certified, photostatic, electronic or facsimile copies of such records and other documents as I have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic, electronic or facsimile copies and the authenticity of the originals of such copies.

Based upon my examination described above, and subject to the assumptions and qualifications stated herein, I am of the opinion that the Shares to be sold by selling stockholders pursuant to the Registration Statement have been duly and validly authorized and are validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

April 25, 2012

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the Prospectus included therein. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Joseph W. Schmidt